Federal Signal Corporation Declares Quarterly Cash Dividend and Announces Share Repurchase Authorization Oak Brook, Illinois, April 23, 2014 – The Board of Directors of Federal Signal Corporation (NYSE: FSS) (the “Company”) reinstated its quarterly cash dividend by declaring a dividend of three cents ($0.03) per share on its common stock. The dividend is payable on June 3, 2014 to holders of record at the close of business on May 13, 2014. “We are pleased to be able to return to paying dividends,” stated Dennis J. Martin, President and Chief Executive Officer. “Federal Signal has considerably strengthened its balance sheet and operating performance over the last several years. We remain keenly focused on creating value for our shareholders, and dividends are one of the ways we can return value to them.” The Company also announced that its Board of Directors has authorized a share repurchase program of up to $15 million of the Company’s common stock. The repurchase program is intended primarily to facilitate a reduction in the allocation of investment to Company stock within the Company’s U.S. defined benefit pension plan portfolio and to reduce dilution resulting from issuances of stock under the Company’s employee equity incentive programs. Under the share repurchase program, the Company is authorized to repurchase, from time to time, shares of its outstanding common stock in the open market or through privately negotiated transactions. Share repurchases by the Company are subject to market conditions and other factors and may be commenced, suspended or discontinued at any time. About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com. Contact: Brian Cooper +1-630-954-2000, bcooper@federalsignal.com # # # News From 1415 W. 22nd Street, Oak Brook, Illinois 60523